Exhibit 10.13

November 3, 2010

Mr. Michael Arnold

[REDACTED]

Dear Mr. Arnold:

We are pleased to offer you the position of President and Chief Executive Officer of Ryerson Inc. (the “Company”). In such capacity, you shall be the chief executive officer of the worldwide operations of Ryerson. Below are the general terms and conditions of our offer. Your start date will be January 10, 2011. This offer is contingent upon successful completion of a background investigation, reference checks, verification of your eligibility to work in the United States and execution by you of the Company’s standard form of employee confidentiality and trade secret agreements. This offer will expire if not accepted by you on or before 11:59 p.m. on November 10, 2010.

COMPENSATION

Your base salary, on an annualized basis, will be $750,000, to be paid in accordance with the Company’s regular payroll process and procedures during your employment and will be subject to all applicable withholdings. Additionally, you will be eligible to participate in the Company’s Annual Incentive Bonus (“AIP”) program, commencing with plan year 2011. The AIP opportunity associated with this position is 100% of base salary for “on target” performance.

You will be eligible to participate in the Company’s Participation Plan (the “Plan”), subject to the terms and conditions of the Plan, with an allocation of performance units equal to 1 percentage point of the management allocation specifically available for the CEO role.

We agree to work with you to structure an additional incentive compensation arrangement, the intent of which would be to provide you, in the event of a Company liquidity event, with an after-tax economic return of between $2.8 million and $3.2 million.

VACATION

You will be entitled to six weeks of paid vacation annually.

BENEFITS

You and your qualified dependents will be eligible for coverage under our health insurance programs, which provide medical, dental and vision benefits under the terms of those plans. The premium for medical

Mr. Michael Arnold

November 3, 2010

insurance benefits for you and your qualified dependents will be fully paid by the Company. In addition, the Company provides life insurance, accidental death and dismemberment insurance, short term and long-term disability benefits and travel accident insurance. You also will be able to enroll in the Company’s 401(k) plan.

AT WILL EMPLOYMENT

Your employment with the Company is at will, and either you or the Company may terminate your employment at any time with or without cause. We ask that you give us at least two weeks’ notice if you wish to terminate your employment.

SEVERANCE

In the event that the Company terminates your employment without cause, then the Company shall pay to you an amount equal to fifty-two (52) weeks of your then current base salary, which payment shall (a) be subject to and reduced by all necessary and appropriate withholdings and deductions, (b) be paid to you in periodic installments in accordance with the Company’s regular payroll schedule, and (c) be contingent upon your executing a mutually acceptable release of the Company and its affiliates.

Notwithstanding the foregoing, the Company’s obligation to make severance payments to you, if any, pursuant to this paragraph shall terminate in the event you secure employment, either as an employee or an independent contractor, with Platinum Equity, LLC or one of its affiliates.

EXISTING AGREEMENT VIOLATION

You warrant to the Company that your employment by the Company does not violate any existing agreement between you and any third party, nor will your employment with the Company constitute a violation of any confidentiality or nondisclosure agreement.

GENERAL

You agree that the provisions of this letter are severable; and, if any portion thereof shall be declared unenforceable, the same shall not affect the enforceability of all other provisions hereof. It is the intent of the parties to this letter that if any portion of this letter contains provisions which are held to be unreasonable, then in such event, a court shall fix the terms of such agreement or shall enforce the terms and provisions hereof to the extent deemed reasonable by the court.

This letter and the terms and conditions hereof are to be construed, governed and interpreted in accordance with the laws the State of Illinois, without giving effect to its conflict of law principles.

* * * * *

Mr. Michael Arnold

November 3, 2010

Should you have any questions about this letter, please contact Rob Archambault at [REDACTED]. I look forward to the contribution you will make to the Company. Enclosed are two copies of this letter. Please sign both copies and return one to me.

Very truly yours,

/s/ Mary Ann Sigler

Mary Ann Sigler
Vice President

AGREED TO AND ACCEPTED:

By:	/s/ Michael Arnold
Date:	11/9/2010